EXHIBIT 2.1

                         NET PROFITS PURCHASE AGREEMENT


     This NET PROFITS PURCHASE AGREEMENT dated as of August 6, 2004 (the "Agreement") is made by Gasco Production Company (formerly known as Pannonian Energy, Inc.), a Delaware corporation (the "Company"), Red Oak Capital Management, LLC, a Delaware limited liability company ("Red Oak"), MBG, LLC, a Delaware limited liability company ("MBG"), and MBGV Partition, LLC, a Delaware limited liability company ("MBG Partition" and, collectively with MBG and, to the extent provided in Section 2.5(e), Red Oak, "NPI Purchaser"). Company, NPI Purchaser and Red Oak may be referred to individually as a "Party" and collectively as the "Parties."

     WHEREAS, Schlumberger Technology Corporation, a Texas corporation ("Schlumberger"), M-I, LLC, a Delaware limited liability company ("M-I"), Nabors Drilling USA, LP, a Delaware limited partnership ("Nabors"), Pool Well Services Co., a Delaware corporation ("Pool"), Red Oak and the Company are parties to that certain Joint Value Enhancement Agreement entered into as of January 16, 2004, as amended (the "JVEA");

     WHEREAS, the Parties intend for NPI Purchaser to constitute an "Investment Partnership" as that term is defined in the Engagement Letter dated December 8, 2003 between the Company and Red Oak attached as Exhibit D to the JVEA ("Engagement Letter"); and

     WHEREAS, NPI Purchaser desires to commit funds to purchase a Net Profits Interests in the Offered Bundles pursuant to the terms of this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises, conditions and agreements herein contained, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

                             ARTICLE I - Definitions

     1.1 Defined Terms and References. Capitalized terms used in this Agreement but not otherwise defined herein have the meanings given assigned to such terms in the JVEA. For purposes of this Agreement, unless the context otherwise requires, the following terms shall have the following meanings:

          "Accepted Bundle" shall have the meaning assigned in Section 2.2(c).

          "Accepted Well" shall have the meaning assigned in Section 2.2(c).

          "AFE" means an Authority for Expenditure prepared for the purpose of estimating the costs to be incurred in connection with a proposal to drill, deepen, plug back, complete, recomplete, sidetrack or rework an Offered Well.

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          "Affiliate"  means,  with  respect  to any  Person,  any other  Person controlling or controlled by or under common control with such Person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct the management and policies of another, whether by ownership of voting securities, contract or otherwise. With respect to a corporation, partnership or limited liability company, control is conclusively deemed to exist where a Person owns fifty percent (50%) or more of the voting stock in such corporation or of the voting interest as a partner in such partnership or as a member of such limited liability company.

          "Agreed Rate" means the prime rate as published in the Wall Street Journal plus one (1) percentage point.

          "Agreement" has the meaning assigned to such term in the Preamble.

          "Approved Independent Engineer" means Netherland, Sewell & Associates, Inc., Ryder Scott Company, L.P. or such other independent petroleum reserve engineer acceptable to NPI Purchaser and Company.

          "Bundle" means a specific group of Project Wells approved by the Executive Committee and the Oilfield Services Parties pursuant to Section
     3.3.2 of the JVEA, consisting of the first 12 Project Wells (the two Evaluation Wells and the next ten Project Wells that are completed thereafter, whether as producers or dry holes) in the first Bundle; the next 10 Project Wells that are completed, whether as producers or dry holes, in the second Bundle, and successive groups of the following 10 Project Wells that are completed, whether as producers or dry holes, in each of the following Bundles; provided, however, that if for any reason the full ten Project Wells are not drilled in the final Bundle, then the final Bundle shall consist only of such lesser number of Project Wells as were actually commenced.

          "Business Day" means any day other than a Saturday, a Sunday, or a day on which the United States Postal Service is not scheduled to deliver ordinary first class mail.

          "Company" shall have the meaning assigned to such term in the Preamble, and includes the Company's successors and assigns.

          "Contract Area" means the oil and gas leasehold interests covering lands within portions of Carbon, Duchesne and Uintah Counties, Utah, as depicted in Exhibit A of the JVEA.

          "Conveyance" means the Conveyance of a Net Profits Interest made by the Company to each NPI Purchaser, substantially in the form of Exhibit A to this Agreement (appropriately completed).

          "Effective Date" shall have the meaning assigned in the Conveyance.

          "Engagement Letter" shall have the meaning assigned to such term in the Recitals.

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          "Environmental  Laws" means all laws,  rules,  regulations,  statutes, ordinances, decrees or orders of any governmental entity, tribal entity, quasi-governmental entity, or other governmental instrumentality relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling,
     treatment,    storage,   disposal,    discharge,   release,   emission   or
     transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful, and includes without limitation, (1) the terms and conditions of any license, permit, approval, or other authorization by any governmental or tribal entity, and (2) judicial, administrative, or other regulatory decrees, judgments, and orders of any governmental or tribal entity. The term "Environmental Laws" shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. ss.7401 et seq., the Clean Water Act, 33 U.S.C. ss.1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. ss.6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss.11011 et seq., the Toxic Substances Control Act, 15 U.S.C. ss.2601 et seq., the Water Pollution Control Act, 33 U.S.C. ss.1251, et seq., the Safe
     Drinking  Water  Act,  42  U.S.C.   ss.300f  et  seq.,  the   Comprehensive
     Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. ss.9601 et seq., and any state, county, or local regulations similar thereto.

          "Evaluation Wells" means the Lytham Federal #22-22-9-19 and the Federal #32-31-9-19 wells completed by Schlumberger pursuant to that certain Joint Value Enhancement Agreement by and between the Company and Schlumberger dated November 3, 2003.

          "Executive  Committee"  means the  committee  established  pursuant to
     Section 3.4 of the JVEA consisting of two members appointed by the Company and two members appointed by Schlumberger.

          "Good and Defensible Title" shall mean such record title, or equitable title under the terms of a valid and enforceable farmout agreement pursuant to which Company will earn an assignment of record title (hereafter "Equitable Title"), as shall render to the holder thereof throughout the life of a Subject Interest burdened by the Net Profits Interest, without suspension, reduction or termination, a percentage share of Hydrocarbon Production from each such Subject Interest, and proceeds attributable thereto, of not less than the Net Revenue Interest(s) set forth in Schedule 1 of the Conveyance or the Memorandum and Security Agreement, as applicable, and shall obligate the holder thereto to bear a percentage of the costs and expenses attributable to the Subject Interest of not greater than the working interest(s) therefor set forth in Schedule 1 of the Conveyance or the Memorandum and Security Agreement, as applicable, (unless there is a proportionate increase in the Net Revenue Interest attributable thereto), that, except for Permitted Encumbrances, is free and clear of all liens, security interests, pledges, collateral assignments, charges, Hydrocarbon sales or processing contracts or options, options or calls on production, preferential purchase rights or options, restrictions, conditions, reservations, encumbrances, encroachments, defaults, irregularities, deficiencies, and defects.

          "Hazardous Substances" shall mean any substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous waters," "toxic substances," "toxic pollutants," "contaminants" or "pollutants," or words of similar import, under any Environmental Law and any other substance exposure to which is regulated under any Environmental Law.

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          "Hydrocarbon  Production" means all crude oil, natural gas, condensate and other liquid and gaseous hydrocarbons produced, saved and sold from the Contract Area.

          "Initial Bundle" shall have the meaning assigned in Section 2.5(a).

          "Initial Closing" shall have the meaning assigned in Section 4.1.

          "Initial Closing Date" shall have the meaning assigned in Section 4.1.

          "Initial Well Purchase Price Payment" shall have the meaning assigned in Section 2.5(a).

          "Invoice Date" shall have the meaning assigned in Section 2.5(b).

          "JVEA" shall have the meaning assigned to such term in the Recitals.

          "Laws" shall have the meaning assigned in Section 5.1(f).

          "MBG" shall have the meaning assigned to such term in the Preamble, and includes MBG's successors and assigns.

          "MBGV Partition" shall have the meaning assigned to such term in the Preamble, and includes MBGV Partition's successors and assigns.

          "Memorandum and Security Agreement" shall have the meaning assigned in
     Section 3.2.

          "M-I" shall have the meaning assigned to such term in the Preamble, and includes M-I's successors and assigns.

          "Nabors" shall have the meaning assigned to such term in the Preamble, and includes Nabors' successors and assigns.

          "Net Profits Documents" means this Agreement, the JVEA, the Purchase Supplements, each Conveyance and supplement thereto, and each Security Agreement and supplement thereto.

          "Net Profits Interest" means a net profits interest conveyed pursuant to the Conveyance and computed in accordance with the terms of the JVEA.

          "Net Revenue Interest or NRI" means Company's interest in Hydrocarbon Production from a tract (expressed as a decimal or a percentage), after deduction of all landowner royalties, overriding royalties and other burdens payable out of such production that are shown in the public records on the Effective Date and as shown on Schedule 1 of the Conveyance or the Memorandum and Security Agreement, as applicable, (but without regard to the net profits interests contemplated by the JVEA).

          "NPI Payments" has the meaning assigned in Section 3.1.

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          "NPI  Purchaser"  shall have the meaning  assigned to such term in the
     Preamble, and includes NPI Purchaser's successors and assigns.

          "Offered Bundle" means a Bundle consisting of 10 Offered Wells, or, in the case of the first Bundle, 12 Offered Wells, and in the case of the last Bundle, such number of Offered Wells as are included in such Bundle.

          "Offered Well" means the Evaluation Wells and each Project Well that is included in a Bundle approved pursuant to Article 3.3.2 of the JVEA.

          "Oilfield Services Parties" means M-I, Nabors,  Pool and Schlumberger.

          "Party" or "Parties" shall have the meaning assigned to such term in the Preamble.

          "Permitted Encumbrances" means:

               (i) the contracts, agreements, burdens, encumbrances and other matters set forth as being applicable to certain of the Company's interests set forth in Schedule 1.1, but only for so long as Company is not in default thereunder or in breach thereof;

               (ii) liens for taxes or assessments which are not yet delinquent or which (in the case of taxes hereafter coming due) are being contested in good faith by appropriate proceedings and for the payment of which Company has reserved adequate funds;

               (iii) liens under operating agreements, pooling orders and unitization agreements, and mechanics' and materialmen's liens, with respect to obligations incurred in the ordinary course of business which are not yet due or which (in the case of obligations hereafter coming due) are being contested in good faith by appropriate proceedings for the payment of which Company has reserved adequate funds; and

               (iv) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances incurred in the ordinary course of business which do not in any case materially detract from the value or use of the property subject thereto.

     The listing of Permitted Encumbrances herein is made for the purpose of limiting the warranties of Company made herein, and it is not intended that the listing herein of any Permitted Encumbrances shall subordinate any Net Profits Interest to such Permitted Encumbrance or otherwise cause the Conveyance, or any rights of NPI Purchaser hereunder to be made subject to, or encumbered by, such Permitted Encumbrance.

          "Person" means any individual, governmental agency, corporation, partnership, joint venture, trust, estate, unincorporated organization, or other entity or organization.

          "Pool" shall have the meaning assigned to such term in the Preamble, and includes Pool's successors and assigns.

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          "Production  Unit" means a tract of land of at least 40 acres,  unless the Utah Board of Oil, Gas and Mining has approved smaller drilling or spacing units for the area, in each case specified as to both area and depths and meeting the following conditions:

               (i) Company owns Good and Defensible Title (subject only to Permitted Encumbrances) to an undivided fee or leasehold interest in and to the oil, gas, and all other liquid and gaseous hydrocarbons which may be produced from such tract, including the right to produce, save and market production from any well located thereon.

               (ii) Such tract satisfies all drilling and spacing regulations of the Utah Division of Oil, Gas & Mining, the Bureau of Land Management, if applicable, or any other governmental authority having jurisdiction.

                    (iii) Company's Net Revenue  Interest shall be not less than
               75%, proportionally reduced if Company owns less than 100% working interest, in the respective tract.

          "Project Well" means a well commenced under the terms of the JVEA in the Wasatch, Mesaverde, Castlegate or Blackhawk formations, starting at a depth below the Green River formation and ending at a depth equivalent to the top of the Mancos formation.

          "Purchase Price Payment" means a payment to be made by NPI Purchaser to Company under Section 2.1 in consideration of the Conveyance covering an Offered Well.

          "Purchase Supplement" means a supplemental document substantially in the form attached hereto as Exhibit B.

          "Red Oak" shall have the meaning assigned to such term in the Preamble, and includes Red Oak's successors and assigns.

          "Red Oak Payment" shall have the meaning assigned in Section 2.5(e).

          "Reserve Report" shall have the meaning assigned in Section 5.1(r).

          "Schlumberger" shall have the meaning assigned to such term in the Preamble, and includes Schlumberger's successors and assigns.

          "Security Agreement" shall have the meaning assigned in Section 3.2.

         "Subject Interests" has the meaning assigned in the Conveyance.

          "Subsequent Closing" shall have the meaning assigned in Section 4.1.

          "Subsequent Closing Date" shall have the meaning assigned in Section 4.1.

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          "Third  Party"  means a Person who is not a Party or an Affiliate of a
     Party.

          "Title Claim" shall have the meaning assigned in Section 6.1(c).

          "Total Well Construction and Completion Costs" means the actual charges to the Company, in its capacity as working interest owner in connection with the drilling, testing and completing of a Project Well;
     provided,   however,  that  no  portion  of  Total  Well  Construction  and
     Completion Costs shall ever duplicate amounts that have been included in the Production Costs (as defined and calculated in the JVEA) or Recompletion Costs (as defined and calculated in the JVEA) for that same well.

                         ARTICLE II -- Purchase and Sale

     2.1. Agreement of Purchase and Sale. Upon the terms and conditions of this Agreement, Company agrees to sell a Net Profits Interest in and to each Offered Well included in an Offered Bundle accepted by NPI Purchaser hereunder, and NPI Purchaser agrees to purchase the same from Company and to pay the Purchase Price Payment as the purchase price therefor.

     2.2 Offering of Wells and Bundles. (a) Within 10 days of approval by the Executive Committee of a Bundle, the Company shall provide to NPI Purchaser the following with respect to the Offered Wells and Offered Bundles:

               (i) the AFE approved by the Executive Committee for each Offered Well in the Offered Bundle;

               (ii) the following information regarding each Offered Well in an Offered Bundle: well location, working interests, commercial terms, whether the Offered Well is a lease exploration well or an earnings well to acquire additional acreage, and a plat of the wells; and

               (iii) subject to confidentiality obligations, any evaluation materials provided to the Executive Committee such as drilling opinions, well logs, geological reports, production date, cores, cuttings, reserve reports, and maps.

          (b) Each such presentation of an Offered Bundle by Company shall be deemed an offer and request by Company to NPI Purchaser that each Offered Well in the Offered Bundle be made subject to the Conveyance in consideration of NPI Purchaser's payment of a Purchase Price Payment specified by Company equal to 25% of the documented and verifiable Total Well Construction and Completion Costs for each Offered Well in the Offered Bundle, subject to Section 2.5 below. NPI Purchaser has no obligation to accept any such offer, and NPI Purchaser may in its discretion either accept such offer at such Purchase Price Payment, or decline such offer. NPI Purchaser shall have 25 days to notify Company in writing of its acceptance or rejection of an Offered Bundle and the failure to so notify the Company by such time shall be deemed a rejection of such Offered Bundle. If NPI Purchaser rejects an Offered Bundle, Company shall be free to pursue other investors with respect to such Offered Bundle and NPI


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     Purchaser  shall  have no right,  title or  interest  with  respect to such
     Offered Bundle or any future Bundles.

          (c) After NPI Purchaser has accepted an Offered Bundle (an "Accepted Bundle"), Offered Wells included in such Accepted Bundle (each an "Accepted Well") cannot be changed without the written consent of the NPI Purchaser.

     2.3. Closing Procedures. Whenever NPI Purchaser becomes obligated to pay a Purchase Price Payment with regard to an Accepted Bundle:

          (a) Company and NPI Purchaser shall in connection therewith execute and deliver a Purchase Supplement, which shall specify the amount of the Purchase Price Payment which they have agreed upon for each Accepted Well in the Accepted Bundle, the amount of the Purchase Price Payment which the Company desires to receive on the Subsequent Closing Date, the amount of the aggregate 25% Net Profits Interest to be conveyed to each NPI Purchaser, the Subject Interests and related Production Units to be covered by the Conveyance and which shall contain any exceptions to representations and warranties, or additional representations, warranties, covenants or other matters, as Company and NPI Purchaser may agree upon; and

          (b) Company and NPI Purchaser shall prepare a Conveyance and a Security Agreement or, if Company owns only Equitable Title to the Subject Interest, then a Memorandum and Security Agreement, which shall contain a legal description for the Subject Interests, and the related Production Units that make up each Accepted Well in the Accepted Bundle, and set out Company's Net Revenue Interest and working interest therein and the amount of any Purchase Price Payments which Company will concurrently receive. The Conveyance or Memorandum and Security Agreement, as the case may be, for each Accepted Well shall be filed in the county real property records in the county where each Accepted Well is located prior to the commencement of operations for drilling such Accepted Well.

     2.4. Use of Proceeds. Unless otherwise specified in the Purchase Supplement for such Accepted Bundle, the Company will use the Purchase Price Payment paid by NPI Purchaser for each Accepted Well in an Accepted Bundle solely to pay any unpaid Total Well Construction and Completion Costs (billed or yet to be billed) related to such Accepted Well.

     2.5. Payment of Purchase Price Payments. (a) The Purchase Price Payment for the Evaluation Wells and the first ten Project Wells ("Initial Bundle") is $7,675,877.00. At the Initial Closing, NPI Purchaser shall make a Purchase Price Payment of $1,328,427.00 for the Evaluation Wells and the first six Project Wells of $3,461,959.00 ("Initial Well Purchase Price Payment"), and in consideration of such Purchase Price Payment, to be paid at the Initial Closing, NPI Purchaser shall receive an aggregate 25% Net Profits Interest in and to the Initial Bundle. NPI Purchaser shall deliver the Initial Well Purchase Price Payment by wire transfer of immediately available funds to such accounts or account as the Company may designate in writing to the NPI Purchaser prior to the Initial Closing. A Conveyance covering the Initial Bundle shall be executed and delivered to NPI Purchaser at the Initial Closing. The Initial Well Purchase


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Price Payment shall be reduced by an amount equal to all NPI Payments that would have been due and payable to the NPI Purchaser through the Initial Closing Date assuming that the Conveyance covering the Initial Bundle had been made to the NPI Purchaser effective on the date of commencement of production of each Accepted Well included in the Initial Bundle.

          (b) The amount of the Purchase Price Payment agreed to be paid pursuant to the applicable Purchase Supplement shall be billed to the NPI Purchaser by the Company as final AFE's for each Accepted Well are approved by the Company on or before the 15th calendar day of each month (or, if such day is not a Business Day, the next succeeding Business Day) (the "Invoice Date"). NPI Purchaser will make each payment of a Purchase Price Payment (or any portion thereof) within 5 Business Days of the Invoice Date by wire transfer of immediately available funds to such banks and bank accounts as the Company shall specify in the applicable Purchase Supplement. As the Company accrues actual Total Well Construction and Completion Costs for an Accepted Well, the Company will, on the Invoice Date following such accrual of actual costs, provide the NPI Purchaser of a reconciliation of amounts reflected in the AFE for each Accepted Well for which the NPI Purchaser has previously made a Purchase Price Payment and the actual Total Well Construction and Completion Costs for such Accepted Well. To the extent that the actual Total Well Construction and Completion Costs for an Accepted Well exceed the amounts reflected in the AFE, the NPI Purchaser will, subject to Section 2.5(c) pay its portion of the excess; and, to the extent that the actual Total Well Construction and Completion Costs for an Accepted Well are less than the amounts reflected in the AFE, the Company will refund to the NPI Purchaser the amounts overpaid. The NPI Purchaser and the Company agree that any such overpayments or underpayments will be reflected on the invoice provided to the NPI Purchaser on the next succeeding Invoice Date that follows 90 days after first production from an Accepted Well by decreasing, or increasing, the amount billed to the NPI Purchaser. Not withstanding the preceding sentence, any of the Parties may elect in writing, in lieu of offsetting any overpayment or underpayment against amounts billed on the next Invoice Date, to have the Company refund any overpayments, or the NPI Purchaser to make any underpayments, within 5 Business Days of the Invoice Date on which such overpayments or underpayments are reflected by wire transfer of immediately available funds to such banks and bank accounts as the Company, or the NPI Purchaser, shall specify in the applicable Purchase Supplement or in such written request.

          (c) In addition to the limitations on the amount Red Oak is required to expend on any Accepted Bundle pursuant to Section 4.3.1 of the JVEA, which limits shall also be deemed to limit the maximum aggregate Purchase Price Payments (net of any NPI Payments as described in the JVEA) that NPI Purchaser is required to make with respect to any Accepted Bundle, NPI
     Purchaser shall not be obligated to pay Total Well Construction and Completion Costs that exceed the lesser of (i) 130% of the estimates reflected on the AFE's for an Accepted Well, or (ii) $3,500,000.00. If the Total Well Construction and Completion Costs for an Accepted Bundle exceed the limits specified in Section 4.3.1 of the JVEA or the Total Well Construction and Completion Costs for an Accepted Well exceed the estimates reflected on the respective AFE by more than 30% or are in excess of $3,500,000.00, and NPI Purchaser elects not to fund any portion of such


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     excess, then such event, NPI Purchaser's  aggregate Net Profits Interest in such Accepted Bundle or Accepted Well shall be less than 25%, and NPI Purchaser's Percentage in that Accepted Well or Accepted Bundle shall be determined in accordance with Section 1.23 of the JVEA.

          (d) Under no circumstances shall NPI Purchaser be liable to Company or any Third Party for the payment of any portion of the Total Well Construction and Completion Costs. It is the agreement of the Parties hereto that NPI Purchaser shall (to the extent otherwise specified hereunder) purchase the Net Profits Interest by making Purchase Price Payments in amounts which may be determined, among other things, by reference to documented and verifiable Total Well Construction and Completion Costs, but that Company (and not NPI Purchaser) is responsible for paying all the Total Well Construction and Completion Costs.

          (e) The amount of all Purchase Price Payments paid to the Company shall be reduced by 3.25% as provided in the Engagement Letter ("Red Oak Payment"). The Red Oak Payment shall be paid by MBG and MBGV Partition directly to Red Oak by (i) wiring 2.25% of the Purchaser Price Payment to the account specified by Red Oak at the time the Purchase Price Payment is paid to the Company, and (ii) directing the Company to reduce MBG and MBGV Partition's collective 25% Net Profits Interest to a 24.75% Net Profits Interest and to convey, pursuant to the Conveyance, a .25% Net Profits Interest to Red Oak. For all other purposes of this Agreement, including calculating the Net Profits Interest, the Red Oak Payment will be deemed to constitute part of the Purchase Price Payments. Red Oak will be entitled to the Conveyance of the Net Profits Interest specified in this Section 2.5(e) and the rights of an NPI Purchaser under Sections 3.1, 3.2, and 6.1(a),
     (c), (d), (e), (g), (h), (i), and (k), through (p) of this Agreement, and subject to the obligations of an NPI Purchaser under Section 3.3 of this Agreement, but will not be required to pay any portion of the Purchase Price Payments or any other amounts pursuant to this Agreement and does not have any rights to terminate this Agreement pursuant to Article VII other than with respect to itself.


                             ARTICLE III - Payments

     3.1. Payments to NPI Purchaser. Company will pay any amounts owing to NPI Purchaser under the Net Profits Documents ("NPI Payments") to NPI Purchaser by wire transfer of immediately available funds to such banks and accounts as NPI Purchaser shall from time to time specify in writing at least five (5) Business Days prior to the effective date for any such change of accounts. The NPI Payments for each month shall be paid to NPI Purchaser on or before the 28th calendar day of the following month, or if such day is not a Business Day, then on the next Business Day thereafter. Pending receipt of any NPI Payment due to NPI Purchaser, the same shall be held by the Company in trust for the benefit of NPI Purchaser.

     3.2. Memorandum and Security Agreement. If the Company owns Equitable Title to the Subject Interests, then upon the Initial Closing, and each Subsequent Closing, Company shall execute, acknowledge and deliver a Memorandum and Security Agreement, a form of which is attached as Exhibit C ("Memorandum and

Security Agreement"), describing the Subject Interests and the related Production Unit(s) to be included in the Conveyance and naming NPI Purchaser as secured party covering a percentage of the Company's rights, titles and interest in and to all personal property, equipment and fixtures included in the Subject Interests that are burdened by, or are to be burdened by, each Net Profits Interest, in an amount equal to each NPI Purchaser's Net Profits Interest in the Subject Interests, together with a percentage of the as-extracted oil, gas and other hydrocarbon collateral attributable to the Production Units for the Accepted Wells equal to each NPI Purchaser's Net Profits Interest in the Subject Interests. If Company owns record title to the Subject Interests, then upon the Initial Closing, and each Subsequent Closing, Company shall execute, acknowledge and deliver a Security Agreement, a form of which is attached as Exhibit C ("Security Agreement") contemporaneous with the Conveyance. Within 10 days of the Company acquiring record title with respect to any Subject Interests for which a Memorandum and Security Agreement has been filed, the Company will file a Conveyance for such Subject Interests and any necessary amendments to the Memorandum and Security Agreement reflecting the filing of the Conveyance.

     3.3 Reconveyance. Within 10 days of an adjustment of NPI Purchaser's Net Profits Interest pursuant to Section 2.5(c), NPI Purchaser will execute and deliver to Company a recordable amendment to the Conveyance or Memorandum and Security Agreement reflecting the revised Net Profits Interest in such Accepted Wells. In addition, within 10 days of termination of this Agreement by (i) Company pursuant to Section 7.1 or Section 7.2, or (ii) NPI Purchaser pursuant to Section 7.3, NPI Purchaser will execute and deliver a Conveyance or partial termination of Memorandum and Security Agreement with respect to all Accepted Wells for which drilling has not commenced prior to such termination and for which no portion of the Purchase Price Payments for such Accepted Wells have been made. If (x) the Company terminates this Agreement pursuant to Section 7.2 as a result of the NPI Purchaser's failure to pay any portion of the Purchase Price Payment for any Accepted Wells when due, or (y) NPI Purchaser fails to pay any portion of the Purchase Price Payment for any Accepted Wells within ten (10) Business Days after such Purchase Price Payment becomes due and payable following a termination of this Agreement, then NPI Purchaser's aggregate Net Profits Interest in such Accepted Wells shall be less than 25%, and NPI Purchaser's Percentage in that Accepted Well shall be determined in accordance with Section 1.23 of the JVEA. Within 10 days of determination of NPI Purchasers Percentage in any Accepted Wells pursuant to the preceding sentence, NPI Purchaser will execute and deliver to Company a recordable amendment to the Conveyance or Memorandum and Security Agreement reflecting the revised Net Profits Interest in such Accepted Wells


                     ARTICLE IV - Closing Dates and Closings

     4.1. Times and Places of Closings. The closing for the consummation of the sale and purchase of the first Net Profits Interest (the "Initial Closing") shall take place at 10:00 a.m. on August 18, 2004 at the offices of Haynes and Boone, LLP, 1221 McKinney Street, Suite 2100, Houston, Texas 77010 or at such place (or places) and on such date as may be agreed to by Company and NPI Purchaser (the "Initial Closing Date"). The closing for the consummation of the sale and purchase of each subsequent Net Profits Interest, if any (each a "Subsequent Closing"), shall take place at such place (or places) and on such date as may be agreed to by Company and NPI Purchaser (each a "Subsequent Closing Date").

     4.2. Conditions to Closing. The obligation of NPI Purchaser to pay the Purchase Price Payment for the Net Profits Interest at the Initial Closing is subject to NPI Purchaser's receipt of each of the following:

          (a) An "Omnibus Certificate" of the Secretary or Assistant Secretary of Company, which shall contain the names and signatures of the officers of Company authorized to execute the Net Profits Documents and each certificate, agreement, document, or instrument now or hereafter contemplated by the Net Profits Documents and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (i) a copy of resolutions duly adopted by the Board of Directors of Company and in full force and effect at the time this Agreement is entered into, authorizing the execution of the Net Profits Documents and each certificate, agreement, document, or instrument now or hereafter contemplated by the Net Profits Documents, and the consummation of the transactions contemplated therein, (ii) a copy of the charter documents of Company and all amendments thereto, certified by the appropriate official of Company's state of incorporation, and (iii) a copy of the bylaws of Company.

          (b) A certificate (or certificates) of the due formation, valid existence and good standing of Company in its state of incorporation, issued by the appropriate authorities of such state, and certificates of Company's good standing and due qualification to do business in Utah.

          (c) A Compliance Certificate of the Chief Financial Officer of Company, dated as of the Initial Closing Date, in which such officer shall certify to the satisfaction of the conditions set out in Section 4.4.


          (d) A drilling title opinion or opinions, or such other assurances of title (supplied by counsel acceptable to NPI Purchaser in its sole discretion) demonstrating to the reasonable satisfaction of NPI Purchaser that (i) Company has Good and Defensible Title to the Subject Interests and that (ii) after the Closing the NPI Purchaser will own the Net Profits Interest, free and clear of all liens, security interests, pledges, collateral assignments, charges, and encumbrances, and (iii) the Conveyance, or, if Company owns only Equitable Title to the Subject Interests to be burdened by the Net Profits Interest, then a Memorandum and Security Agreement, has been duly recorded in the real property records of the appropriate jurisdiction(s). If the Conveyance or the Memorandum and Security Agreement has not been filed at the time of the Initial Closing Date, the opinion in clause (iii) of the preceding sentence does not need to be provided on the Initial Closing Date; provided, however, that NPI Purchaser may require Company to update any specified title opinions, including the addition of clause (iii) of the proceeding sentence, through the recording of the Conveyance or the Memorandum and Security Agreement or to otherwise provide assurances reasonably acceptable to NPI Purchaser that NPI Purchaser owns its Net Profits Interest of record, free and clear of all liens, security interests, pledges, collateral assignments, charges, and encumbrances (it being understood that NPI Purchaser may require these assurances to be given after, as well as at, the Initial Closing, and that no title deficiencies learned of by NPI Purchaser at any time shall in any way be deemed to qualify any of Company's warranties of title or indemnities with respect to title in any of the Net Profits Documents).

          (e) A legal opinion of Vinson & Elkins L.L.P., as counsel to Company, dated the Closing Date, substantially in the form attached as Exhibit D.

          (f) A Conveyance, or, if Company owns only Equitable Title to the Subject Interests to be burdened by the Net Profits Interest, a Memorandum and Security Agreement.

          (g) A Security Agreement.

     4.3. Conditions to Subsequent Closings. The obligation of NPI Purchaser to pay each Purchase Price Payment in connection with a Subsequent Closing on the related Subsequent Closing Date is subject to NPI Purchaser's receipt of each of the following:

          (a) Supplements to the "Omnibus Certificate" of Company delivered under Section 4.2(a) and (b), confirming the matters specified therein and containing any amendments or supplements to the resolutions, charter documents and bylaws attached thereto.

          (b) To the extent, if any, requested by NPI Purchaser, certificates of the valid existence and good standing of Company in its state of incorporation, issued by the appropriate authorities of such state, and certificates of Company's good standing and due qualification to do business in Utah.

          (c) A Compliance Certificate of the Chief Financial Officer of Company, dated as of such Closing Date, in which such officer shall certify to the satisfaction of the conditions set out in Section 4.4.

          (d) A drilling title opinion or opinions, or such other assurances of title (supplied by counsel acceptable to NPI Purchaser in its sole discretion) demonstrating to the reasonable satisfaction of NPI Purchaser that (i) Company has Good and Defensible Title to the Subject Interests and that (ii) after the Closing the NPI Purchaser will own the Net Profits Interest, free and clear of all liens, security interests, pledges, collateral assignments, charges, and encumbrances, and (iii) the Conveyance, or, if Company owns only Equitable Title to the Subject Interests to be burdened by the Net Profits Interest, then a Memorandum and Security Agreement in the form of Exhibit C, has been duly recorded in the real property records of the appropriate jurisdiction(s). If the Conveyance or the Memorandum and Security Agreement has not been filed at the time of the Subsequent Closing Date, the opinion in clause (iii) of the preceding sentence does not need to be provided on the Subsequent Closing Date; provided, however, that NPI Purchaser may require Company to update any specified title opinions, including the addition of clause (iii) of the proceeding sentence, through the recording of the Conveyance or the Memorandum and Security Agreement or to otherwise provide assurances reasonably acceptable to NPI Purchaser that NPI Purchaser owns its Net Profits Interest of record, free and clear of all liens, security interests, pledges, collateral assignments, charges, and encumbrances, (it being understood that NPI Purchaser may require these assurances to be given after, as well as at, the Initial Closing, and that no title deficiencies learned of by NPI Purchaser at any time shall in any way be deemed to qualify any of Company's warranties of title or indemnities with respect to title in any of the Net Profits Documents).

          (e) A legal opinion of Vinson & Elkins L.L.P., as counsel to Company, dated the Closing Date, substantially in the form attached as Exhibit D.

          (f) A Purchase Supplement, and any documents called for thereunder.

          (g) A Conveyance, or a supplement to an existing Conveyance, or, if Company owns only Equitable Title to the Subject Interests to be burdened by the Net Profits Interest, a Memorandum and Security Agreement.

          (h) A Security Agreement, or a supplement to an existing Security Agreement.

     4.4. Other Conditions to All Closings. In addition to the receipt of the foregoing documents and instruments under Section 4.2 or 4.3, as appropriate, the obligation of each Party to consummate the transactions to be performed by it on the related Closing Date is subject to the satisfaction (or waiver by such Party) of the following conditions precedent (other than paragraph (b) below which is solely a condition precedent to the obligations of the NPI Purchaser and paragraph (e) which is solely a condition precedent to the obligations of the Company) prior to or in connection with such closing:

               (a) All representations and warranties made by the other Party hereto in any Net Profits Document then or previously delivered shall be true and correct as of such Closing Date (unless such representations and warranties are expressly limited to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

               (b) There must have occurred no material adverse change in the condition of the Accepted Wells or in the business or financial condition of Company from that previously described to NPI Purchaser.

               (c) The other Party shall have performed and satisfied all agreements, covenants, and conditions which each it is required to perform or satisfy on or prior to such Closing Date under the terms of any Net Profits Document.

               (d) The consummation of the Closing on such Closing Date shall not (i) be prohibited by any law or any regulation or order of any court or governmental agency or authority applicable to Company or NPI

          Purchaser or (ii) subject Company or NPI Purchaser to any penalty or other onerous condition under or pursuant to any such law, regulation or order, and each of Company and NPI Purchaser must have any court or governmental approvals or authorizations necessary to consummate such Closing.

               (f) A legal opinion of Haynes and Boone, LLP, as counsel to Company, dated the Closing Date, substantially in the form attached as Exhibit E.


                   ARTICLE V - Representations and Warranties

     5.1. Representations and Warranties of Company. Company hereby represents and warrants to NPI Purchaser as of the date of this Agreement and as of the Initial Closing Date and each Subsequent Closing Date that:

          (a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and duly qualified to do business and in good standing as a foreign corporation in the State of Utah. Company has all requisite power and authority, corporate or otherwise, to own and operate its assets in Utah and to execute and deliver, and perform all of its obligations under, the Net Profits Documents. Company is not a "foreign person" within the meaning of Sections 1445 and 7701 of the Internal Revenue Code, as amended (i.e., Company is not a non resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Internal Revenue Code and any regulations promulgated thereunder).

          (b) The execution, delivery and performance by Company of the Net Profits Documents, and the consummation of the transactions contemplated herein and in the other Net Profits Documents, have been duly authorized by all necessary corporate action and do not and will not (i) violate any material provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to Company or of the Certificate of Incorporation, By-laws or other charter documents of Company, or (ii) result in a breach of, or constitute a default under, any material contract, indenture, instrument, or agreement to which Company is a party or by which it or its property may be presently bound or affected (including the leases under which Company holds the interests in the Subject Interests), or result in or require the creation or imposition of any lien or encumbrance on any assets of Company. Company has obtained or has caused to be obtained all consents, authorizations and waivers necessary under any such material contract, indenture, instrument or agreement or under any such material provision of law, rule, regulation, order, writ, judgment, decree, determination or award in order to permit the valid execution, delivery and performance by Company of the Net Profits Documents.

          (c) The Net Profits Documents have been duly executed and delivered by Company and constitute the legal, valid and binding acts and obligations of Company, enforceable against Company in accordance with the respective terms of such Net Profits Documents, except as such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws applicable to creditors' rights generally or by general principles of equity.

          (d) As of the date of this Agreement, there is no suit, action or other proceeding pending for which Company is a party or, to the best of Company's knowledge threatened, before any court or governmental body, authority or agency which relates to the Contract Area or to Company's ability to consummate the transactions contemplated by this Agreement.

          (e) Except as could not reasonably be expected to have a material adverse effect, Company possesses all licenses, permits, variances, exemptions, consents, certificates, orders, approvals and authorizations necessary to own its interests in the Contract Area, and to carry on its business as now being conducted including, but not limited to, drilling, equipping, completing and operating Accepted Wells (other than such permits which customarily are not obtained until a drillsite has been identified or until an operator is ready to commence drilling operations; provided, that Company will possess all such permits as and when required by applicable law).

          (f) Company is in compliance with all laws, ordinances, rules, regulations, judgments, decrees and orders (collectively, "Laws") applicable to the Contract Area, except to the extent that any non-compliance is not reasonably expected to result in a material adverse effect on Company's interests or any Accepted Wells and Company has not received any notice of any claimed noncompliance therewith. To the knowledge of Company, there are no facts, conditions or circumstances in connection with, related to or associated with Company's interests and Accepted Wells that could reasonably be expected to give rise to any claim or assertion that Company, any leases or the ownership or operation of any Accepted Wells is not in material compliance with any applicable Law.

          (g) To the best of Company's knowledge the data, information, exhibits, memoranda and reports furnished by or on behalf of Company to NPI Purchaser in connection with the negotiation of the Net Profits Documents (taken as a whole, and taking into account all corrections and supplements to such information heretofore delivered) are true and correct in all material respects and no statement of the Company contained in any document, certificate, or other writing furnished or to be furnished by the Company pursuant hereto contains or will contain, at the time of delivery, any untrue statement of a material fact or omits, or will omit at the time of delivery, to state any fact necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading. The Company knows of no matter which has not been disclosed to the NPI Purchaser pursuant to this Agreement, which has or is reasonably likely to have a material adverse effect on the ownership of the Net Profits Interest. Except for effects relating to the economy in general, changes in hydrocarbon prices, or other changes affecting the hydrocarbon industry generally, or for oil and gas production from the Contract Area in the ordinary course of business or for matters disclosed to NPI Purchaser in writing, no material adverse change in the condition or aggregate value of Company's interest in the Contract Area has occurred since the date of the last reserve engineering report delivered by Company to NPI Purchaser with respect to the Contract Area.

          (h) Company will be the owner (or have appropriate operational rights under a farmout or earning agreement with the owner) of the leasehold interests constituting the Production Unit of each Accepted Well, but only to the extent indicated in the drilling opinion furnished by Company to NPI Purchaser with the AFE for the Accepted Well.

     5.2. Representations and Warranties of NPI Purchaser. MBG, MBG Partition and Red Oak hereby represent and warrant to Company severally, and not jointly, as of the date of this Agreement that:

          (a) Such NPI Purchaser is a Delaware limited liability company duly formed, validly existing and in good standing under the laws of the state of its formation and duly qualified to do business and in good standing as a foreign entity in the State of Utah.

          (b) The execution, delivery and performance by such NPI Purchaser of the Net Profits Documents, and the consummation of the transactions contemplated herein and in the other Net Profits Documents, have been duly authorized by all necessary corporate or similar action and do not and will not (i) violate any material provision of any law, rule, regulation, order, writ, judgment, decree, determination or award presently in effect having applicability to such NPI Purchaser or of the formation or governing documents of such NPI Purchaser, or (ii) result in a breach of, or constitute a default under, any material contract, indenture, instrument, or agreement to which such NPI Purchaser is a party or by which it or its property may be presently bound or affected.

          (c) The Net Profits Documents have been duly executed and delivered by such NPI Purchaser and constitute the legal, valid and binding acts and obligations of such NPI Purchaser, enforceable against such NPI Purchaser in accordance with the respective terms of such Net Profits Documents, except as such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws applicable to creditors' rights generally or by general principles of equity.

          (d) Such NPI Purchaser is purchasing the Net Profits Interest for its own account and not with a view to resale and has such knowledge, skill and experience in business, financial and oil and gas matters so that it is capable of evaluating the risks of entering into the Net Profits Documents and the transactions contemplated herein. To the extent necessary, such NPI Purchaser has retained, at its own expense, and relied upon appropriate professional advice regarding the investment, tax and legal merits and consequences of the Net Profits Documents and the transactions contemplated herein.

          (e) Such NPI Purchaser is an "accredited investor" as defined in Regulation D under the Securities Act of 1933, as amended.

                             ARTICLE VI - Covenants

     6.1. Covenants of Company. Company covenants and agrees that until the full and final payment of all payments due to NPI Purchaser under the Net Profits Documents and the termination of this Agreement and the Net Profits Interest, unless NPI Purchaser has previously agreed otherwise:

          (a) Company will perform all of its covenants and duties under the Net Profits Documents all as fully as if they were set out in full herein.

          (b) In addition to any reports and information specifically required by the terms of this Agreement or the Conveyance, Company agrees to furnish to NPI Purchaser full information, at all reasonable times, which NPI Purchaser may request concerning any covenant, provision or condition of the Net Profits Documents or any matter or records in connection with such documents or, subject to confidentiality undertakings with Third Parties, with the operation of, reserve engineering for, production from, or accounting for the Subject Interests. Subject to any restrictions on Company's right to do so under applicable operating agreements or similar contracts, Company will permit representatives designated by NPI Purchaser, including independent accountants, agents, attorneys, and other Persons, to visit and inspect the Subject Interests and Company's books and records pertaining to the Subject Interests (and to make copies and photocopies from such records and to write down and record such information as such representatives may request, provided that no copies may be made of geological or seismic data), and Company shall permit NPI Purchaser and its designated representatives reasonably to investigate and verify the accuracy of information furnished to NPI Purchaser hereunder or in connection herewith and to discuss all such matters with its officers, employees and representatives.

          (c) If any Person ever challenges or attacks (i) the validity or priority of any Net Profits Document or of any rights, titles, or interests created or evidenced thereby or (ii) the title of Company to any portion of the Subject Interests or of NPI Purchaser to any part of a Net Profits Interest ("Title Claim"), then upon learning thereof Company will give prompt written notice thereof to NPI Purchaser and at Company's own cost and expense will defend the NPI Purchaser and diligently endeavor to defeat such challenge or attack and to cure any defect that may be developed or claimed, and Company will take all necessary and proper steps for the defense of any legal proceedings with respect thereto, including the employment of counsel (at reasonable fees) to represent Company and NPI Purchaser, the prosecution or defense of litigation, and the release or discharge of all adverse claims. The Company shall not settle any Title Claim in a manner that would in any way affect the validity or priority of any Net Profits Document or of any of NPI Purchaser's rights, titles, or interests created or evidenced thereby or NPI Purchaser's Net Profits Interest without the prior written consent of the NPI Purchaser. Unless the Company notifies the NPI Purchaser, (whether or not named as a party to legal proceedings with respect thereto), in writing within 30 days of the Company learning of a Title Claim that the Company will defend NPI Purchaser against any such Title Claim, then NPI Purchaser is hereby authorized and empowered to take such steps as in its judgment and discretion may be necessary or proper for the defense of any such legal proceedings or the protection of the validity or priority of the Net Profits Documents and the rights, titles, and interests created or evidenced thereby, including the employment of one independent counsel at reasonable fees to represent all of the NPI Purchasers, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to a Net Profits Interest, the purchase of any tax title and the removal of prior liens or security interests, and all expenditures so made of every kind and character shall be reimbursed by Company (which obligation Company hereby expressly promises to pay on demand) owing by Company to NPI Purchaser and shall bear interest from the date demanded until paid at the Agreed Rate. After notice from the Company to the NPI Purchaser of its assumption of the defense of such Title Claim, the Company shall not be liable to the NPI Purchaser under this Section 6.1(c) for any legal expenses subsequently incurred by the NPI Purchaser in connection with the defense thereof, except for such expenses incurred in connection with cooperation with, or at the request of, the Company; provided, however, that the NPI Purchaser shall have the right to employ one counsel to represent all of the NPI Purchasers if, in the NPI Purchaser's reasonable judgment, based upon the advice of counsel, it is advisable, in light of the separate interests of the NPI Purchaser and the Company, for the NPI Purchaser to be represented by separate counsel, and in that event the reasonable fees and expenses of such separate counsel shall be paid by the Company.

          (d) Company will, on request of NPI Purchaser, (i) promptly correct any defect, error or omission which may be discovered in the contents, execution or acknowledgment of any Net Profits Document that materially affects or that may materially affect NPI Purchaser's right to purchase Net Profits Interests in the Offered Bundles pursuant to this Agreement, its title to the Net Profits Interest or its right to receive NPI Payments;
     (ii) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper for the specific and exclusive purpose of providing a proper conveyance of the Net Profits Interest to carry out more effectively the purposes of the Net Profits Documents and to more fully identify and make subject to the Conveyance any property intended to be covered thereby, including any renewals, additions, substitutions, replacements, or appurtenances to the Subject Interests; and (iii) execute, acknowledge, deliver, and file or record any document or instrument reasonably requested by NPI Purchaser to protect its rights, title and interests under the Net Profits Documents against the rights or interests of any Third Party. Company shall pay all reasonable costs connected with any of the foregoing.

          (e) Company will not cause or permit any portion of the Subject Interests or Company to be in material violation of any Environmental Laws or do anything or permit anything to be done which will subject Company or any portion of the Subject Interests to any material remedial obligations under any Environmental Laws, assuming in each case disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, and Company will promptly notify NPI Purchaser in writing of any existing, pending or, to the best knowledge of Company, threatened investigation or inquiry by any private party or governmental authority in connection with any Environmental Laws. Company will take all steps necessary to determine that no Hazardous Substances are disposed of or otherwise released or being released on or to any portion of the Subject Interests in violation of any Environmental Laws. Company will not cause or permit the disposal or other release of any Hazardous Substance on or to the Subject Interests in violation of any Environmental Law and covenants and agrees to remove or remediate any Hazardous Substance on the Subject Interests. NPI Purchaser has no responsibility for compliance with any Environmental Laws and the Company shall indemnify the NPI Purchaser from any and all liabilities, costs, expenses (including, without limitation, litigation costs and attorney fees), damages, or liens incurred by NPI Purchaser with respect to any demands, judgments, suits, causes of action, and claims of any kind or character arising or to arise from the presence of any adverse environmental condition or damage located on or attributable to the Subject Interests.

          (f) Prior to commencement of drilling operations on any Accepted Well, Company will obtain a drilling title opinion or, in the case of a drillsite which is on lands held by production, conduct such other title review and related due diligence acceptable to NPI Purchaser and as would be consistent with sound oil and gas field practices for the location and nature of such drillsite and related Accepted Well demonstrating to the reasonable satisfaction of NPI Purchaser that (i) Company has Good and
     Defensible Title to the Subject Interests and that (ii) the NPI Purchaser owns or will own the Net Profits Interest, free and clear of all liens, security interests, pledges, collateral assignments, charges, and encumbrances, and (iii) the Conveyance, or, if Company owns only Equitable Title to the Subject Interests to be burdened by the Net Profits Interest, then a Memorandum and Security Agreement, has been duly recorded in the real property records of the appropriate jurisdiction(s). If the Conveyance or the Memorandum and Security Agreement has not been filed at the time the opinion contemplated by the preceding sentence is provided, the opinion in clause (iii) of the preceding sentence does not need to be provided on such date; provided, however, that NPI Purchaser may require Company to update any specified title opinions, including the addition of clause (iii) of the proceeding sentence, through the recording of the Conveyance or the Memorandum and Security Agreement or to otherwise provide assurances reasonably acceptable to NPI Purchaser that the NPI Purchaser owns its Net Profits Interest of record, free and clear of all liens, security interests, pledges, collateral assignments, charges, and encumbrances, (it being understood that no title deficiencies learned of by NPI Purchaser at any time shall in any way be deemed to qualify any of Company's warranties of title or indemnities with respect to title in any of the Net Profits Documents).

          (g) Company will at all times obtain and possess (or cause to be obtained and possessed) all consents, authorizations and waivers necessary under any material contract, indenture, instrument or agreement binding on or affecting Company or any of Company's assets or under any material provision of law, rule, regulation, order, writ, judgment, decree, determination or award binding on or affecting Company or any of Company's assets, in order to permit the performance by Company of the Net Profits Documents.

          (h) Company will maintain Good and Defensible Title to the Subject Interests and the Accepted Wells, free and clear of all liens, security interests, and encumbrances except for Permitted Encumbrances, subject only to Net Profits Interests and to other net profits interests contemplated by the JVEA.

          (i) Company shall maintain, or cause to be maintained, during the life of the Net Profits Interest, insurance coverage in such amounts, with provisions for such deductible amounts, and for such purposes as are consistent with prudent operating standards and the requirements of any joint operating agreement applicable to the concerned Subject Interests. Notwithstanding the foregoing, the Company shall maintain the minimum insurance coverages specified in Schedule 6.1(i).

               (j)  Company  will use its best  efforts  to cause  the  Oilfield
          Services Parties to provide services with respect to each Accepted Well in accordance with the terms of the JVEA and related documents and each other person or entity providing services with respect to any Accepted Well to provide such services at the best price and terms available, and in any event, at rates consistent with each provider's then current bidding practices and contract rates with similarly situated operators for similar equipment and services in the area.

               (k) All Accepted Wells in which Company does not own 100% of the working interest will be operated by Company pursuant to customary joint operating agreements. Company will conduct and carry on the exploration, development, maintenance and operation of the Accepted Wells with reasonable and prudent business judgment and in accordance with sound oil and gas field practices.

               (l) Except (i) to safeguard life or property, (ii) to maintain or repair, (iii) for operations to restore or enhance Hydrocarbon Production from an Accepted Well, or (iv) in the event of force majeure or as required by government action, Company shall not shut in, temporarily abandon or abandon any Accepted Well capable of producing Hydrocarbon Production and equipped to so produce, nor in any way intentionally reduce the production from any Accepted Well below its capability without the prior written approval of NPI Purchaser.

               (m) All gas produced from any Accepted Well shall be sold pursuant to gas sales agreements that are comparable with other gas sales agreements in the Contract Area; provided, that in the case sales of any production from any Accepted Well to Company or any of its Affiliates, such purchase shall be on terms comparable to or better than those received by Company from non-Affiliates for purchase of production from the Contract Area or on terms comparable with other contemporaneous non-affiliated purchases in the same general area. If any gathering, transportation, compression or processing charges used in the calculation of the Production Costs (as defined and calculated in the JVEA) includes payments to Affiliates, such payment shall be comparable to or lower than payments made by Company to non-Affiliates for similar services or shall be comparable to or lower than contemporaneous payments made by other operators in the same general area for similar services.

               (n) Company will not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate with regard to the Subject Interests unless (i) such transaction is evidenced by a written agreement between the parties, (ii) such transaction is otherwise permitted under this Agreement, (iii) the terms of such transaction are comparable to and competitive with that of unrelated Third Parties rendering comparable services or selling or leasing equipment or supplies in the same geographical area, (iv) such transaction involves payment only for services, equipment or supplies reasonably necessary for the prudent operation of, and actually furnished with respect to, the Subject Interests, and (v) except for the gas sales agreements contemplated by Section 6.1(m), in the event the aggregate fair market value of the consideration paid or received in any such transactions exceeds $50,000, NPI Purchaser shall have approved of such transaction in writing after full disclosure of all of the material terms thereof.

               (o) Except for Permitted Encumbrances, Company will not, without the prior written consent of NPI Purchaser, encumber, mortgage, or make any disposition of its interest in the Subject Interests except for such encumbrances as are expressly subject to this Agreement and the other Net Profits Documents, or the JVEA.

               (p) Company will promptly notify NPI Purchaser of any suit, action, claim, proceeding or investigation, commenced or threatened, relating to, or which may affect, the Subject Interests, Project Wells, any Net Profits Document or the Company's interest in any Accepted Wells.

               (q) Upon request, Company shall, subject to their reasonable availability and the limitations of confidentiality undertakings with co-owners or other Third Parties, furnish NPI Purchaser and its respective duly authorized agents and representatives, including its advisers and consultants, copies of all electric and other logs of the Accepted Wells. In addition and subject to the same confidentiality limitations, NPI Purchaser and its advisers and consultants shall also have access to all records regarding all seismic data (subject to limitations of confidentiality undertakings with co-owners or Third Parties), cores, cuttings, and other geological, well and production data secured from operations on the Subject Interests.

               (r) Company will furnish or cause to be furnished to NPI Purchaser the following reserve reports:

                           (i) Promptly after December 31 of each calendar year
                  (commencing with the calendar year 2004), and in any event not later than March 31 of the next succeeding calendar year, a reserve report, prepared by the Approved Independent Engineer (a "Reserve Report") with respect to the Project Wells, as of December 31 of such calendar year;

                           (ii) any quarterly or other reserve reports covering
                  the Project Wells prepared by the Company to update the Reserve Report in the form prepared by the Company; and

                           (iii) The Reserve Report shall conform to the
                  standards prescribed by Rule 4-10 of Regulation S-X promulgated by the Securities and Exchange Commission under the Securities Act of 1933 for financial accounting and reserve reporting purposes applicable to registrants employing the full cost method of accounting.

         6.2. Reporting Covenants of Company. Company covenants and agrees that, upon written request by NPI Purchaser, copies of all reports to Schlumberger or a Service Party required by the JVEA shall be made directly to NPI Purchaser on the schedule required by the JVEA.

         6.3. Confidentiality.

         (a) Confidential Information. "Confidential Information" means information unavailable from public sources that any of the Parties considers confidential and proprietary information, including, but not limited to, the terms of the Net Profits Documents, all seismic records and tapes, interpreted well logs, maps, engineering date and financial information relating to the Project Wells or the Contract Area, together with nonproprietary seismic data that has been licensed from Third Parties under terms which restrict the licensee's use, disclosure, or display of such data.

         (b) Nondisclosure. Each Party agrees that any Confidential Information obtained by it from any other Party under the terms of the Net Profits Documents will be held in strict confidence and will not be disclosed by it to any Third Party without written authorization from the originating Party, unless such information (i) is in the public domain through no fault of the disclosing Party, or (ii) is required to be publicly disclosed under applicable laws. Each Party agrees to limit access to such Confidential Information only to those affiliates and representatives who have a need under or in furtherance of this Agreement or the Net Profits Documents to review such Confidential Information. Each Party further agree that any Confidential Information obtained by it from the other Parties will not be used by such Party or its representatives, directly or indirectly, for any purpose other than in connection with carrying out the purposes of this Agreement or the other Net Profits Documents.


                            ARTICLE VII - Termination

Notwithstanding provisions elsewhere herein provided, this Agreement may also be terminated as follows:

         7.1. Insolvency. Upon written notice from the terminating Party to the other Parties, the terminating Party, may, without prejudice to any of its other rights, immediately terminate this Agreement if another Party becomes insolvent, makes a general assignment for the benefit of its creditors, applies for or consents to the appointment of a receiver, trustee or liquidation of all or substantially all of its assets, has an involuntary petition in bankruptcy filed against it which is not dismissed within forty-five (45) days or fails to pay its debts and obligations as they become due, or if such terminating Party reasonably believes that any of the above events is likely to occur.

         7.2. Breach. Upon written notice from the terminating Party to the other Parties, the terminating Party, may, without prejudice to any of its other rights, immediately terminate this Agreement, if another Party fails to pay any obligation under this Agreement within ten (10) Business Days after the same becomes due and payable, or if another Party fails to duly observe, perform or comply with any other covenant, agreement, condition or provision of this Agreement and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by the terminating Party to the defaulting Party.

         7.3. NPI Purchaser Termination. This Agreement may be terminated by MBG or MBG Partition providing thirty (30) days advance written notice to the Company and the other Parties.

         7.4. Company Termination. Within 30 days of NPI Purchaser rejecting an Offered Bundle, Company may, without prejudice to any of its other rights, immediately terminate this Agreement effective upon delivery of written notice of same to Company. In the event that Company does not elect to terminate this Agreement pursuant to this Section 7.4, the Company will have no further rights to terminate the Agreement pursuant to this Section 7.4 unless the NPI Purchaser declines an additional subsequently Offered Bundle.

         7.5. Effect of Termination. Except as provided in Section 3.3, no termination of this Agreement shall affect the rights or obligations of NPI Purchaser with respect to Accepted Wells that have been commenced prior to such termination, including, without limitation, NPI Purchaser's Net Profits Interest in, and obligation to make Purchase Price Payments with respect to, Accepted Wells for which drilling commenced prior to such termination, and the right to receive payment under the Net Profits Documents accruing to such Net Profits Interests.


                          ARTICLE VIII - Miscellaneous

         8.1. Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by Company or NPI Purchaser in exercising any right, power or remedy which Company or NPI Purchaser may have under any of the Net Profits Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by Company or NPI Purchaser of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Net Profits Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed by NPI Purchaser and Company, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. No notice to or demand on NPI Purchaser or Company shall in any case of itself entitle NPI Purchaser or Company to any other or further notice or demand in similar or other circumstances. This Agreement and the other Net Profits Documents set forth the entire understanding and agreement of the Parties hereto and thereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no modification or amendment of or supplement to this Agreement or the other Net Profits Documents shall be valid or effective unless the same is in writing and signed by the party against whom it is sought to be enforced. To the extent of any conflict between the terms of this Agreement and the JVEA, the terms of this Agreement shall govern to the extent of such conflict.

         THIS WRITTEN AGREEMENT AND THE OTHER NET PROFITS DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         8.2. Survival of Agreements; Cumulative Nature. All of the various representations, warranties, indemnities, covenants and agreements in the Net Profits Documents shall survive the execution and delivery of this Agreement and the other Net Profits Documents and the performance hereof and thereof, including the granting of the Net Profits Interest and the delivery of the Conveyance. The representations, warranties, indemnities, and covenants made by the parties in the Net Profits Documents, and the rights, powers, and privileges granted to the parties in the Net Profits Documents, are cumulative, and, except for expressly specified waivers and consents, no Net Profits Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to either party of any such representation, warranty, indemnity, covenant, right, power or privilege. In particular and without limitation, no exception set out in this Agreement to any representation, warranty, indemnity, or covenant herein contained shall apply to any similar representation, warranty, indemnity, or covenant contained in any other Net Profits Document, and each such similar representation, warranty, indemnity, or covenant shall be subject only to those exceptions which are expressly made applicable to it by the terms of the various Net Profits Documents.

         8.3. Notices. All notices, requests, consents, demands and other communications (in this section, collectively called "notices") which are required or permitted under any Net Profits Document shall be in writing, unless otherwise specifically provided in such Net Profits Document, and shall be deemed sufficiently given or furnished if delivered by personal delivery, by telecopy, by delivery service with proof of delivery, or by registered or certified United States mail, postage prepaid, to Company or NPI Purchaser at its address specified on the signature pages hereto. Any such notice shall be deemed to have been given (a) in the case of personal delivery or delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, (b) in the case of telecopy, upon receipt, or (c) in the case of registered or certified United States mail, three days after deposit in the mail. Company and NPI Purchaser may change its address from time to time by sending a notice of the new address, in the manner provided for in this section, to the other parties hereto.

         8.4. Parties in Interest. All grants, covenants and agreements contained in the Net Profits Documents shall bind and inure to the benefit of the parties thereto and their respective successors and assigns.

         8.5. Governing Law. Except to the extent that the law of another jurisdiction may be expressly elected in a Net Profits Document or the real property laws of the state in which the Subject Interests are mandatorily applicable, the Net Profits Documents shall be deemed contracts and instruments made under the laws of the State of Colorado and shall be construed and enforced in accordance with and governed by the laws of the State of Colorado and the laws of the United States of America, without regard to principles of conflicts of law.

         8.6. Limitation on Interest. Although the Net Profits Documents provide for the sale and purchase of a real property interest and not a loan, there are certain provisions of the Net Profits Documents which provide for the charging and payment of interest. NPI Purchaser and Company intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof they hereby stipulate and agree that none of the terms and provisions contained in the Net Profits Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. No party to any Net Profits Document shall ever be liable for unearned interest or shall ever be required to pay interest in excess of the maximum amount that may be lawfully charged under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Net Profits Documents which may be in conflict or apparent conflict herewith. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, the parties to the Net Profits Documents shall to the greatest extent permitted under applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the interest bearing obligation in accordance with the amounts thereof outstanding from time to time and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully charge the maximum amount of interest permitted under applicable law. In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code, that ceiling shall be the "weekly ceiling" as defined in the Texas Finance Code. As used in this section the term "applicable law" means the laws of the State of Texas or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

         8.7. Severability. If any term or provision of any Net Profits Document shall be determined to be illegal or unenforceable, all other terms and provisions of the Net Profits Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

         8.8. No Third Party Beneficiaries. No Person other than the Parties hereto is an intended beneficiary of this Agreement or any portion hereof, and there are no Third Party beneficiaries.

         8.9. Dispute Resolution. Any dispute or controversy between the Parties arising out of or related to this Agreement or the transactions contemplated hereunder shall be finally settled by binding arbitration between the Parties pursuant to commercial arbitration rules of the American Arbitration Association. The arbitration shall be conducted in Denver, Colorado, before a single arbitrator. In the event the disputing Parties are unable to agree upon an arbitrator within fifteen (15) days of the notice of arbitration, the American Arbitration Association shall select an arbitrator for the Parties. The arbitration award may be enforced by application to any court of competent jurisdiction. Except as may otherwise be awarded by the arbitrator, the prevailing party in any such proceeding shall be entitled to recover, its reasonable attorneys' fees incurred in connection with such proceeding.

         8.10 Development of Formations Outside the JVEA. Subject to any limitations contained in the JVEA, Company shall have the right in its sole discretion at any time and from time to time to drill, complete and operate oil and gas wells in the Contract Area, free and clear of the terms of this Agreement; provided, however that this Section 8.10 shall not permit the drilling by the Company of a well within the Production Unit of either an Accepted Well or an anticipated Offered Well, unless Company's well is drilled solely to test and produce formations that are not subject to the JVEA or this Agreement and such testing or drilling does not affect Hydrocarbon Production from any Accepted Well.

         8.11 Assignment. None of the Parties shall assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Parties and any assignment made without such consent shall be void. Company acknowledges and agrees that the restrictions in this Section shall not apply to the Net Profits Interest after execution and delivery of the Conveyance.




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         IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.


Address:                                    Gasco Production Company,
                                                     a Delaware corporation
14 Inverness Drive East
Englewood, CO 80112
                                             By:      /s/ W. King Grant

                                             Name:    W. King Grant
                                             Title:   EVP and CFO


Address:                                    MBG, LLC
                                           a Delaware limited liability company,
4415 Electric Road
Roanoke, VA 24014
                                               By:     /s/ John G. Rocovich, Jr.

                                               Name:    John G. Rocovich, Jr.
                                               Title:   Chairman


Address:                                    MBGV Partition, LLC
                                           a Delaware limited liability company,
4415 Electric Road
Roanoke, VA 24014
                                             By:      /s/ John G. Rocovich, Jr.

                                             Name:    John G. Rocovich, Jr.
                                             Title:   Chairman


Address:                                    Red Oak Capital Management, LLC,
Three Riverway                              a Delaware limited liability company
Suite 1550
Houston, TX77056
                                            By: /s/ James M. Whipkey
                                            Name:    James M. Whipkey
                                            Title:   Managing Director



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